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                                                                       Exhibit K
                                    AGREEMENT

         This Agreement is by and between American Electric Power ("AEP") and Central and South West Corporation ("CSW") (jointly referred to as "the Companies"), and the International Brotherhood of Electrical Workers, Local Union 329, 386, 696, 738, 876, 934, 978, 981, 1002, 1392 and 1466 ("IBEW"). The
Companies and IBEW are sometimes referred to jointly herein as the "Signatories." This Agreement addresses issues affecting the Signatories in all jurisdictions served by the Companies. The Signatories agree as follows:

I.       Workforce

         A. The Companies agree not to eliminate any current IBEW employee as a direct result of the proposed merger between the Companies. As used in this Agreement, the term "direct result of the merger" shall mean the result of synergies identified at the time the merger was announced.

         B. The Companies agree that any IBEW represented employee whose position is eliminated as a direct result of the sale of ownership interests in the Northeast Station, Oolagah, Oklahoma, will be provided with another employment opportunity within the bargaining unit.

II.      Cook Negotiations

         The Signatories agree that normal negotiations will proceed to resolution at Cook Plant.

III.     Successorship

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         The Companies agree to include the recognition of existing labor agreements as a condition of the sale, divestiture or transfer of any facility subject to a collective bargaining agreement.

         (See Exhibit A)

IV.      Organizing Conduct

         The Signatories agree that, in the event IBEW engages in organizing efforts among AEP and/or CSW unrepresented employees, neither party shall coerce or intimidate employees during the course of an organizing campaign. The Companies agree to refrain from negative public statements concerning IBEW and any IBEW officer, representative or member. IBEW, its officers, representatives and employees agree not to publicly express negative comments concerning the Companies' integrity or motives including the integrity or motives of the Companies' officers, directors, agents or employees. The Signatories agree that all oral or written statements made during the course of an organizing campaign shall be factual.

V.       Union Security

         The Companies will, as soon as possible after the effective date of their merger, include in all IBEW contracts an "Agency Shop" provision covering employees hired after the effective date of the merger. The Companies will also, at the same time, include "Maintenance of Membership" language in all IBEW contracts. Such provision will cover all employees hired prior to the merger who are or become members of their respective local IBEW unions. The Companies also agree to a dues checkoff provision that shall be irrevocable by the employee for successive periods of one year from the date of signing or expiration of the agreement, whichever occurs sooner. (See Exhibit B)


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VI.      Unit Clarification

         For a period of five (5) years following the effective date of this Agreement, the Companies will not remove any working foreman or electric system operator positions at PSO or any senior lineman positions at Southwestern Electric Power Company ("SWEPCO") from the bargaining unit without agreement of the respective unions.

VII.     Leave of Absence

         The Companies will, upon request of the respective local IBEW unions, institute in all existing contracts Leave of Absence provisions for union business. (See Exhibit C)

VIII.    Service Quality

         Signatories agree to cooperate to establish reasonable Service Quality Standards in all jurisdictions served.

IX.      Other Provisions

         A. Upon execution of this Agreement, IBEW agrees that it will immediately cease all activities in opposition to the merger, withdraw all objections to the merger, and not file future objections to the merger.

         B. The Companies and IBEW agree to make a good faith effort to settle unfair labor practice complaints issued by the National Labor Relations Board.

         C. The Companies will reimburse IBEW up to $73,000 for costs incurred in its intervention up to the effective date of this Agreement.

         D. Facsimile copies of signatures are valid for purposes of evidencing execution.

X.       Effective Date

         The provisions contained in Sections II, IV, VI, VII, VIII, and IX of this Agreement will be effective upon execution of this Agreement by the last Local Union to execute this


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         Agreement. The provisions contained in Sections I, III and V of the
         Agreement will be effective upon completion of the merger between the Companies.

EFFECTIVE DATE: _____________

INTERNATIONAL BROTHERHOOD OF               INTERNATIONAL BROTHERHOOD OF
  ELECTRICAL WORKERS LOCAL UNION 329        ELECTRICAL WORKERS LOCAL UNION 386


By: __________________________             By: __________________________


INTERNATIONAL BROTHERHOOD OF               INTERNATIONAL BROTHERHOOD OF
  ELECTRICAL WORKERS LOCAL UNION 696        ELECTRICAL WORKERS LOCAL UNION 738


By: __________________________             By:  __________________________

INTERNATIONAL BROTHERHOOD OF               INTERNATIONAL BROTHERHOOD OF
  ELECTRICAL WORKERS LOCAL UNION 876        ELECTRICAL WORKERS LOCAL UNION 934


By: __________________________             By: __________________________


INTERNATIONAL BROTHERHOOD OF               INTERNATIONAL BROTHERHOOD OF
  ELECTRICAL WORKERS LOCAL UNION 978        ELECTRICAL WORKERS LOCAL UNION 981


By: __________________________             By:  __________________________


INTERNATIONAL BROTHERHOOD OF               INTERNATIONAL BROTHERHOOD OF
  ELECTRICAL WORKERS LOCAL UNION 1002       ELECTRICAL WORKERS LOCAL UNION 1392


By: __________________________             By:  __________________________


INTERNATIONAL BROTHERHOOD OF
  ELECTRICAL WORKERS LOCAL UNION 1446

By: __________________________

AMERICAN ELECTRIC POWER                    CENTRAL AND SOUTH WEST CORPORATION

By: ________________________               By: ____________________________



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                                    EXHIBIT A

Successorship:

                  The Company agrees that the adoption of this Agreement will be a condition of the sale, divestiture or transfer of any facility covered by this Agreement. When the sale, divestiture or transfer is publicly disclosed, the Company will provide the Union with relevant information concerning such transaction upon request.

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                                    EXHIBIT B

Union Security:

Section 1.  Maintenance of Membership Provision

                  In order that employees do their part in assisting the Union to meet its obligations as a party to this Agreement, an employee hired before the effective "date" of the merger) who on or after (the effective "date" of the merger) personally pays Union dues or authorizes Union dues deduction, may only discontinue such payments or revoke a prior authorization within the 10 day calendar period preceding (the expiration "date" of the Agreement). Such revocation must be in writing and must be delivered to the Union and the Company.

Section 2. Agency Fee Provision

                  In order that employees do their part in assisting the Union to meet its obligations as a party to this Agreement, an employee hired on or after (the effective "date" of the merger) shall either personally pay Union dues or authorize Union dues deductions.

Section 3. Failure to Pay Required Union Fees or Dues

                  Should an employee covered under Section 1 above or Section 2 above fail to pay the dues or fees required as a condition of employment, the employee shall be terminated.

Dues Membership:

                  The Company agrees to deduct once each month from the pay of each employee who executes a written authorization, an amount equal to the current Union


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dues as set forth in the Local Union By-Laws and the Constitution of the
International Brotherhood of Electrical Workers. The amount of these deductions will be paid to the Financial Secretary of the Local Union. The deduction will be renewed for successive periods of one year unless revoked by written notice by certified mail to the Company and the Union within ten days prior to the anniversary date of the authorization or the expiration of the Agreement. The Union shall notify the Company of any changes in the dues amounts to be deducted.

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                                    Exhibit C

Leave of absence for Union Officials

                  A maximum of two employees elected or appointed to full-time union positions shall be granted leaves of absence for the period of such election or appointment. The employees shall continue to accrue seniority during such leaves, and upon termination of the leaves of absence, shall be reinstated to their former positions (or the equivalent if such former positions no longer exist) provided the employees are qualified to return to work.